Exhibit 99.1

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Garth Russell KCSA Strategic Communications—IR

Mark Layton PFSweb, Inc.—Chairman & CEO

Mike Willoughby PFSweb, Inc.—President & CIO

Tom Madden PFSweb, Inc.—CFO & Chief Accounting Officer

CONFERENCE CALL PARTICIPANTS

Mark Argento Craig-Hallum Capital Group—Analyst

Marco Rodriguez Stonegate Securities—Analyst

Glenn Primack PEAK6—Analyst

George Walsh Gilford Securities—Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the PFSweb fourth-quarter and year-end 2011 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (Operator Instructions).

Thank you. I would now like to turn the conference over to Mr. Garth Russell with KCSA Strategic Communications. Sir, you may begin your conference.

Garth Russell —KCSA Strategic Communications—IR

Thank you. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believes, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and other operating results, which include but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the SEC to which your attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements.

PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During this call we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales and certain ratios that use these measures. In our press release with the financial tables issued earlier today, which is located on our website at www.pfsweb.com, you will find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP initial measures with the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

At this time it is now my pleasure to turn the floor over to Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.

Mark Layton —PFSweb, Inc.—Chairman & CEO

Thanks, Garth. Good morning, everyone. Welcome to our 2011 fourth-quarter and 2011 annual conference call. Today with me Tom Madden, our Chief Financial Officer; Mike Willoughby, President. We will begin this morning with prepared comments, an overview of the financial results, and afterwards be available for questions.

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

As you can see in the press release issued this morning, the results for the fourth quarter of 2011 show record levels of service fee revenue and adjusted EBITDA. Driven by strong fourth-quarter volumes across much of our client base, it is exciting for us to see the financial returns that our business model can generate as the scale of our platform nears the marker of $100 million in annual service fee revenue. Overall, I’m very pleased and excited to be able to congratulate the entire PFSweb team for all of their hard work and dedication in turning in a great quarter and a great year for us for 2011.

The overall e-commerce industry continues to grow at a very rapid pace, nearly twice that of the general retail industry. In the fourth quarter of 2011, US retail e-commerce spending reached $50 billion. That is up 14% versus a year ago, according to comScore. This growth rate represented the ninth consecutive quarter of positive year-over-year growth and the fifth consecutive quarter of double-digit growth rates for the industry.

For the entire 2011 year, comScore estimates that the US retail commerce spending reached a record $161.5 billion, making that a 13% increase over 2010. We believe this strong industry growth trend bodes well in terms of future growth opportunities for us here at PFSweb.

These are very positive trends, yet what we are even more encouraged by is the fact that our Direct to Consumer clients that we’ve supported for at least a year showed even stronger growth rates than the overall industry itself, posting an average year-over-year merchandise sales growth rate of about 37% in the fourth quarter. That compares to about 14% overall growth for the industry itself. We attribute the success to our clients’ digital marketing campaigns, amongst many other things, most of which PFSweb’s interactive marketing services team helped them to create. We further attributed the strong growth to an outstanding eCommerce growth dynamics in the fashion and apparel and cosmetic industry segments that have continued to show strong growth attributes.

As we indicated in our December 16, 2011 press release, on our Cyber Week through Green Monday performance, this past holiday season exceeded our sales volume expectations and almost every one of our Direct to Consumer clients’ forecasted expectations. The Black Friday through Green Monday period has become a major event for PFSweb’s End2End eCommerce clients as they focus more attention towards exceeding the increasingly high expectations of holiday online shoppers by deploying Internet only promotions, cross-channel offers and special online events. These holiday shopping promotional activities have driven significant customer traffic to our clients’ eCommerce sites, generating a higher than expected level of completed sales.

While our End2End, Direct to Consumer luxury, cosmetic and apparel clients only represent a portion of our current business, they’re an increasingly strong growth driver for PFSweb as we continue to expand the number of consumer brands we support.

As our existing client programs grow to increase volumes of orders and customer support, so does the service fee revenue for our business. While our connectivity was above expectations, we also accelerated certain infrastructure investments and incurred incremental one-time expenses during the fourth quarter to support this higher than originally anticipated growth.

The infrastructure investments we are making will also help us better support the increasingly popular Flash or Secret Sale events, which are sale events on selected products for a limited amount of time. These popular promotion events drive holiday-like volumes for individual client programs at other times during the year and can result in up to a 15X to 20X increase in volume on the first day of the sale when compared to an average day.

Clearly, these intense promotional events also put significant stress on our solution if not forecasted and managed properly and if the infrastructure is not sufficiently scalable. Although we adequately supported our clients’ needs through the holiday period and with their Q4 Flash or Secret Sales events, we did so disappointingly at a lower than expected gross margin due to certain inefficiencies such as lower worker productivity and higher labor expense that resulted as a factor of this large peak or increase in volume that I just described.

However, we gained a lot of experience through the holiday period that has now allowed us to refine our plans and projects that we have in place were infrastructure investments, adaptations in our processes, and work towards negotiating certain client service level agreements in order to be certain that we improve the financial results from these volatility swings as we look to the future.

On the bright side, I’m pleased to say that as a result of our ability to support these promotional events, during a more successful holiday than anyone predicted, our clients capitalized on the opportunity to drive significant revenue growth for themselves and for PFSweb. This is obviously very clearly present in the strong results we reported for the fourth quarter.

With the changes we’re making to our solution this year, we look forward to helping our clients increasingly leverage the Flash Sale concept and tap into even larger holiday potential as Black Friday, Cyber Monday and Green Monday merge into a month-long promotional-driven roller coaster ride.

We believe our ability to support the wide scalability requirements of future holidays and these Flash Sale throughout the year will help to further differentiate PFSweb and our End2End solution in the marketplace.

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

As I look back on the full year of 2011, our service fee business experienced its largest year-over-year revenue growth in our history. Service fee revenue grew 35% during 2011 versus 2010 as many of our clients experienced very strong growth in their Web commerce businesses. This growth from both new client relationships and organic growth from existing clients helped us achieve adjusted EBITDA for the full year of $6.1 million.

It’s important to consider that we made a number of significant investments in our business during 2011 to support our ongoing growth as we outlined in our past two conference calls, as well as the higher anticipated costs that I just covered previously that was necessary to support our clients’ promotional sales activities.

As such, collectively, I’m very happy to have been able to balance the higher cost of the experience as a result of those factors and still fall within the range of our original targets for adjusted EBITDA for 2011.

Now looking forward to 2012, our new business pipeline remains outstanding. We have over $50 million worth of outstanding proposals in place currently. We currently expect service fee revenues to continue to grow in 2012 and our target in 12 to 15 new client programs to be implemented or signed during the year. As is our experience from years past, new client program growth will likely be partially offset by approximately three to six client programs that may conclude or significantly reduce operations during 2012.

Also, we currently expect further reductions in product revenue due to the impact of the previously discussed reorganization by our largest client relationship in that product revenue segment.

On a year-over-year basis, as we look at our goals for 2012, we are targeting a 20% increase in service fee equivalent revenue for the year. And while we also continue to make investments to support our growth, we are currently targeting an increase in consolidated adjusted EBITDA to be in the range of $8 million to $10 million for 2012.

As Tom will discuss further in a couple of minutes, adjusted EBITDA will include some benefit from an increase in depreciation as a result of new facility leases that we’ve recently taken on.

As we announced last year, we are currently relocating to new facilities from our current headquarters and call center operations located in Plano, TX where we have been since our inception in 1994. The lease on our Plano, TX facility expires at the end of March 2012, and our real estate professionals have done a great job finding us new space that allows us competitive lease rates, greater flexibility and space for our future growth, and the opportunity to create what we believe is a fantastic new working environment for all of our team members. The early comments here have been great as we continue to deal with things, and I apologize now if you hear noise in the background. There is still construction going on here, so we’re trying to keep everybody under control while we complete our call this morning. So our apologies for background noise.

Our headquarter team, including all technology implementation management, account management, finance, human resources and our executive offices, are being relocated to a newly renovated leased facility in Allen, TX. It’s about seven miles north of where we were previously, while our call center operations are being relocated into a newly renovated leased facility at Renaissance Tower in the downtown Dallas corridor. We expect to experience only minimal disruptions in our operations over the next few weeks as our stuff is relocated in manageable waves of our groups.

So with that information as a backdrop on the quarter and the year and our outlook for 2012, I would like to now turn the call over to Mike to give you some details on our business development side, specifics about clients and some interesting trends in our business overall. Mike?

Mike Willoughby —PFSweb, Inc.—President & CIO

Thank you, Mark and good morning, everyone. As Mark just said, we couldn’t be happier about the growth that we’ve experienced in the service fee business this year, especially in the fourth quarter. Over the past two years, our business has surged as our End2End platform gained significant recognition in the Direct to Consumer eCommerce space.

In 2011 we experienced the benefit of client programs that were launched over a year ago truly starting to hit their stride. On top of those maturing programs, we also saw the benefit of contribution from several new client programs launched throughout the year, including the End2End solutions we launched for two major beverage brands under a master agreement with a major CPG company that did contribute to our fourth quarter as we anticipated.

One extreme example of a rapidly growing client program that has consistently been a topic on these conference calls is our Carter’s relationship. The Carter’s management team had been somewhat conservative in their expectations for the eCommerce business when it was initially kicked off in March of 2010. Yet after an

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

exciting two years of rapid growth, Carter’s is now way ahead of where they originally planned with sales for the full year of 2012 expected to be over $100 million. And despite the fact that Carter’s didn’t forecast this type of growth, they didn’t miss the opportunity because their eCommerce program was fully supported by the backbone of our End2End platform, which is able to support their 2012 target of over $100 million in sales.

I bring this up because it is a clear display of how important the scalability of our solution can be to our clients. However, as a result of being almost three years ahead of their anticipated growth curve, Carter’s has begun the planned process of bringing portions of the solutions in-house, beginning with fulfillment later this year. Carter’s always intended to transition portions of the solution in-house as the business reached scale, and our agreement included this option.

We believe the flexibility we offer our clients to bring a portion of the solution or even the entire solution in-house at the appropriate time is a key part of our value proposition. We believe this option simply affirms the reality that some clients, particularly those with established brick-and-mortar retail channels of their own, will want to learn eCommerce operations from us and then ask us to help them transition certain functions in-house. We have spoken about this theoretical possibility on past conference calls, and now Carter’s puts a face on this concept.

I should also mention that it is very critical that we assist our clients in these transitions in such a way that the program continues to grow and be successful under our joint operation and ultimately even with a full transition to our client. A successful transition leads to an ongoing positive reference from that client and can even result in incremental business in the future.

A case in point is our current L’Oreal relationship. We helped Lancome, which is a L’Oreal brand, launch their eCommerce program in 2003. And after three years, we successfully transitioned the program in-house as was planned and maintained a positive reference with Lancome after that.

As L’Oreal’s various eCommerce programs grew, they reevaluated their decision to in-source all the components of their eCommerce solution, and I believe our positive experience with Lancome was an instrumental factor in winning the L’Oreal business in 2010. Although we were only recently able to announce our master agreement with L’Oreal, we’ve been working with them to roll out a series of brands utilizing the demand the Demandware platform through their direct relationship with Demandware and the remainder of buyer End2End services, including our high touch customer care, fully branded order fulfillment, comprehensive financial transaction management and interactive marketing services. Our master agreement with L’Oreal brands includes customized eCommerce sites that we have already launched for four of their brands, including Kiehl’s Since 1851, Lancome, Yves St. Laurent Beaute and Giorgi Armani Beauty. We are currently working with L’Oreal on two additional brand sites which are expected to launch in 2012, and there is the possibility that another new brand site will be added to our implementation schedule this year, bringing the total to seven client programs in the PFSweb L’Oreal portfolio.

Another high-end cosmetics client that we discussed on our last call is Clarins Group where we are supporting the eCommerce initiatives for the Clarins, Thierry Mugler and Azzaro brands throughout the US and Europe. We are planning to expand the Clarins Group eCommerce international initiatives in 2012 by launching their site and providing support in additional countries, as well as bringing on additional brands from the Clarins Group family of brands.

As we’ve said in prior conference calls, success in global markets is very important for our business’ long-term success. And, as such, it is these multicountry deals such as Clarins that truly showcase how broad our global footprint is and how valuable our solutions can be for these global brands.

Our ability to support clients tapping into the global market was also showcased in our recent agreement with Columbia Sportswear Company, under which we are supporting multiple direct-to-consumer services for the Columbia and Sorel brands. These services include customer order and payment processing, information exchange functionality, account management and reporting services, as well as distribution, logistics management services and website sales returns processing services.

In September 2011, we launched localized sites for Columbia/Sorel in Canada, Belgium, Germany, France, Italy, the Netherlands, Austria, Spain and the UK. Future launches will include additional sites in Canada and Europe, as well as other regions.

We’re supporting the global warehousing and product fulfillment needs for Columbia agreement through our distribution centers in Liege, Belgium and Toronto, Canada. We will also provide customer contact services in each of the countries with agents staffed to support multiple languages from both locations.

The most recent new client agreement we’ve come out with was for Gerber Childrenswear. This is a complete relaunch of the Gerber Childrenswear eCommerce site with many new features offering a great shopping experience and more. The key to our development of this site was to capture the in-store Gerber brand appeal shopping experience in a convenient and easy-to-use digital platform for its consumers. Visitors to the new gerberchildrenswear.com site will discover a fresh, updated look with playful lifestyle and a design layout that provides easy navigation throughout. The updated site offers moms an expansive product offering by gender, along with unique baby shower gifts, collections, best-selling items and hospital essentials, as well as real mom advice and must-have products listed for new moms.

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

In the last conference call, we announced the launch of End2End eCommerce solutions for two major beverage brands under a master agreement with a major CPG company in the pre-packaged food and beverage space that went live in November of 2011. We are now in program expansion mode with this client as we work with them to grow both programs. This agreement also brings the possibility to expand our relationship to additional brands and new geographies for this major global CPG company.

We believe the agreement also further validates our leadership position in the very exciting and we believe very high growth potential eCommerce CPG space. Once the client permits, we will publicly announce this new agreement and the launch of their End2End eCommerce solutions.

Now looking ahead, we have many new client programs, the majority of which are End2End program set to launch over the next six months. These programs are for companies that span multiple industries as we have continued to benefit from the emergence of several large product categories that are continuing to accelerate growth in the web commerce space. And as we’ve discussed on previous calls, these include fashion, health and beauty, and consumer packaged goods or CPG.

When combined with the programs currently set to launch or just launched and taking into account the organic growth that we’re experiencing from existing clients, I believe that we can sustain a strong growth rate for 2012.

Now I will turn the call over to Tom for a review of our financial results for the fourth quarter.

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

Thank you, Mike, and good morning, everyone. While Mark and Mike have both discussed some high-level financial data with you, let me spend a few minutes providing you with further insight into our financial results for the December quarter reported earlier today, as well as further details on our 2012 outlook.

As expected, our fourth-quarter results reflect a significant spike in activity compared to the rest of the year as a result of our clients’ strong holiday season activity. The seasonality is representative of how our business has shifted over the past several years to a higher concentration of Direct to Consumer clients.

Total consolidated revenue for PFSweb in the quarter ended December 31, 2011 increased 15% to $87.5 million compared to $76.3 million reported in the fourth quarter of 2010. This included an increase of 50% in our service fee revenue business, up to $32.5 million compared to $21.7 million for the 2010 fourth quarter.

Of this $10.8 million year-over-year increase in service fees, $7.6 million was derived from new client activity, applicable to programs implemented over the past 12 months, and the remaining increase of approximately $3.2 million came from growth of existing client programs.

Also note that this $32.5 million of service fee revenue generated during this fourth quarter was a record performance for us and exceeded our prior record quarter service fee revenue by nearly $10 million.

The overall increase in our service fee revenue helped to offset a decrease in our Business and Retail Connect business segment, which includes our supply distributors operations. Revenue for Business and Retail Connect was $40.4 million for the fourth quarter of 2011 as compared to $46 million for the 2010 fourth quarter. This decrease in the Business and Retail Connect business segment was primarily attributable to a decrease in revenue from our Supplies Distributors business activity.

As we indicated in prior quarterly calls, our largest client relationship in this segment proactively communicated to us last summer of certain realignment and restructuring activities that they are implementing in order to streamline their business. This has resulted in reduced sales volumes during 2011, and we expect that this trend will continue as we look to the future, and I will share a little bit more with you about that in a minute.

Our consolidated gross profit for the fourth quarter of 2011 increased to $10.9 million or 14.9% of net revenues, excluding pass-thru revenues as compared to $8.9 million or 13.1% of net revenue excluding pass-thru revenue in the fourth quarter of 2010. The gross profit percentage for our service fee business was 24.6% in the December quarter of 2011 as compared to 27.5% in the same period of the prior year. The gross profit percentage performance for the fourth quarter of 2011 was slightly lower than our target of 25% to 30%. This is because the fourth quarter of 2011 was impacted by lower gross margins, uncertain new and/or high-growth clients, including the impact of incremental costs incurred during the fourth quarter from implementing processes targeted to drive future long-term operating efficiencies, as well as higher than anticipated costs associated with our clients’ promotional activity.

Our gross profit percentage for the Business and Retail Connect product revenue business was 7.1% in the fourth quarter of 2011, an improvement from the prior year performance of 6.3%. Both periods included the benefit of certain incremental gross margin earned from the impact on certain incremental inventory cost reductions.

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

SG&A for the quarter increased by approximately $1.4 million to $9.4 million as compared to $8 million for the same period a year ago. This increase in SG&A is primarily attributable to increased infrastructure and investments we are making to support our growth and also included approximately $0.2 million of incremental costs related to facility relocation activity.

After considering all these items, our consolidated adjusted EBITDA was $3.9 million in the fourth quarter of 2011. This was also a record quarter for us in adjusted EBITDA performance and reflects a significant increase from the $2.6 million reported in the same period of the same year.

For the fourth quarter, our net income totaled $0.8 million or $0.06 per basic and diluted share compared to a net loss of approximately $2.7 million or $0.22 per basic and diluted share for this same period last year.

Net income for the fourth quarter of 2011 included a loss of approximately $0.3 million from discontinued operations related to eCOST.com, which we sold in February 2011, compared to a loss from discontinued operations of $3.2 million for the same period last year. We currently expect that we’ll no longer have on a going forward basis any further recognition from a discontinued operations standpoint as we look into 2012 and forward.

Now, turning to the results for the full year, our consolidated revenue for calendar year 2011 was $298.8 million compared to $274.5 million in 2010. This included a service fee revenue increase of 35% to $95.3 million compared to $70.6 million for 2010.

For our Business and Retail Connect business segment, product revenue was $162.4 million in 2011 as compared to $174.6 million in 2010. This decrease is primarily due to the softness in our Supplies Distributors business to business subsidiary, which we talked about earlier.

A new term that we have provided in the press release and Mark mentioned earlier in his comments is service fee equivalent revenue. We have used this metric in various presentations as well, so many of you may be familiar with it already. But for those of you who are not familiar with this metric, let me explain it.

While most of our client arrangements are conducted under a service fee model bases, we do have a few client agreements under which (technical difficulty) the ownership of the client’s products and, as a result, record product revenue on our books.

In an effort to combine these operationally similar but financially different models, we have presented service fee equivalent revenue, which combines service fee revenue with the gross profit dollars earned on the product sales.

In essence, we are treating the gross profit dollars as the service fees we would have normally earned under the arrangement had we not taken title to the inventory. For 2011, our total service fee equivalent revenue was $107.1 million, an increase of 29% as compared to $82.8 million in 2010. On a going forward basis, we will be presenting the service fee equivalent revenue as a component of our reported performance each quarter.

From a profitability standpoint, with the contribution from our strong fourth quarter, our consolidated adjusted EBITDA for the year was $6.1 million, which we are pleased to report was within the range of our guidance provided in early 2011.

As we now turn to the balance sheet, there are a couple of items I want to highlight. To start, we continue to maintain the solid financial position with total cash and restricted cash as of December 31, 2011 of approximately $18.5 million.

You will notice that we had a significant increase in our service fee receivable activity with our clients during this quarter. This is a result of our seasonal spikes in service fee activity, as well as our significant growth during this fourth quarter of 2011. This increase was partially funded by an increase in borrowings under our asset base lending agreement with Comerica. Inventory levels during the quarter for our supply distributors business were reduced by nearly $11 million from the third quarter of 2011, along with a corresponding large reduction in our trade accounts payable balance.

We also had increases in property and debt, including capital leases of equipment financed through Comerica related to capital expenditures during the quarter, which I will discuss in greater detail in a moment.

From a financing perspective, we’re in the process of renewing our vendor financing program with IBM Global Finance to support our inventory purchases from our largest product revenue client here in the US. However, due to the declining volumes in this business, the facility size is expected to be reduced to $20 million versus the current $25 million level under an uncommitted line going forward.

For Europe we currently expect that we will be entering into a direct vendor terms agreement with this client, and as such we expect that the current facility with IBM Global Finance, which has traditionally supported our European component, will not need to be renewed as we look forward.

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

Both the renewed facility with IBM Global Finance here in the US, as well as the new direct terms agreement that we anticipate entering, are expected to provide adequate financing for us as we continue to support this important client relationship going forward.

As you may recall in December 2011, we issued a press release regarding the PFSweb share repurchase program, which authorized the Company to repurchase up to $1 million of shares in the open market. While we continue to closely monitor the activity in our shares, as of today, we have not yet repurchased any shares.

As Mark mentioned previously, we’re in the process of expanding our call center operations and are relocating to a new facility in downtown Dallas in the next several weeks. We’re also moving to a new headquarters in Allen, TX as our existing lease expires at the end of March 2012. This is in addition to moving our Canadian call center and distribution operations to a larger facility in late 2011.

During the fourth quarter of 2011, we incurred approximately $0.2 million of incremental costs towards these relocation-related activities, and we expect that we will continue to incur ongoing incremental relocation-related costs totaling between $0.7 million to $0.9 million over the next several quarters. Such costs include duplicate facility rent costs as we prepare the facilities for occupancy, as well as certain move-in related costs, which although generally being funded by the landlord have to be recognized for accounting purposes as expense in the period incurred.

Consistent with 2011, these incremental costs will be excluded in computing our adjusted EBITDA.

While the net operating cost per square foot of these new facilities will be relatively consistent with our prior rental costs, there will be some nuances related to the accounting treatment for these leases. First, both leases provide for tenant improvement allowances from the landlords. These tenant improvements are expected to total approximately $7 million in aggregate for both locations, of which approximately $1 million had been incurred and reported as of December 31, 2011. While these improvements will be funded by the landlord, from an accounting standpoint, we will recognize the full amount of these tenant improvements as capital expenditures in our property and equipment account, and we will also record a corresponding deferred credit. The property and equipment portion will be amortized over the useful life of the related assets into depreciation expense, and the deferred credit will be treated as a reduction in rent expense on a streamlined basis over the life of the lease.

As a result, we will see an increase in depreciation expense beginning in 2012 relating to the amortization of these tenant improvements.

In addition to these tenant improvements, we will also incur an additional approximate $1.5 million of furniture and fixture components applicable to these new facilities that are planned to be financed under various equipment leases, and we will also continue to make other capital expenditures to support our ongoing operations, including new client activity, and this will include a planned upgrade in 2012 of our IBM iSeries hardware platform. We expect to fund the majority of these capital expenditures with vendor financing, equipment leasing arrangements or client funding.

As we look ahead to 2012, we believe that service fee revenue will continue to grow, and we are expecting it to increase by 20% or more in 2012 compared to 2011. We expect the gross margins for our service fee segment to be approximately 25%, though it might be slightly lower than that earlier in the year. We also expect SG&A to increase from 2011 as we continue to support our continued growth. We do expect depreciation expense to increase year over year in relation to the higher level of capital expenditures made in 2011 and forecasted in 2012, including the depreciation on the tenant improvements of the new facilities.

In the March quarter 2012, we expect to also record a charge currently estimated to be approximately $0.5 million related to the early termination of an equipment lease, which we are no longer going to be using. This incremental charge will also be excluded from our adjusted EBITDA results.

For our Retail and Business Connect segments, we currently expect further declining product revenues for 2012, down to approximately $120 million to $130 million for the year as a result of the continued restructuring and reorganization activities of our primary client in this business. We believe the impact of these revenue reductions will be partially offset by the improving gross margin percentage as we currently expect to earn in this business during the year with an overall target of approximately 8% as compared to approximately 7% in 2011.

On an overall aggregate basis, with the various business segments’ components I just discussed, we’re targeting an increase to our service fee equivalent revenue of approximately 20% for 2012 as compared to 2011 and an improvement in adjusted EBITDA to a level of $8 million to $10 million during that period.

Now I would like to turn the call back over to Mark for some closing comments.

Mark Layton —PFSweb, Inc.—Chairman & CEO

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

Thanks, Tom. Thank you, Mike. I hope our prepared comments today have provided you greater insight on the advancements of our business. We clearly have what we believe to be significant tailwind from both macro industry factors and also in the success that we’re having from our reputation and the growth that our clients are obtaining.

We congratulate our friends at Demandware on their recent success of their IPO. We continue to be Demandware’s largest integrator worldwide. It’s a fantastic technology platform that our clients are benefiting from and certainly an important part of our growth that we continue to see, and our strategic partnership with Demandware continues to be a very important one for us.

The investments we’re making will continue to allow us to improve operational efficiencies we believe and allow us to benefit from the scale of growth that we’re having. The size of our new business pipeline continues to be very exciting, as I mentioned earlier, and overall we’re very happy with the position that we’re in and the growth opportunities that we continue to see.

So, with that information in place, we are now available to answer your questions, and operator, if you would now poll for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Mark Argento, Craig-Hallum Capital.

Mark Argento —Craig-Hallum Capital Group—Analyst

Good morning, guys, and congrats on a good end of the year. First, kind of a housekeeping question for Mike if he is still there.

In terms of the customer count right now that you have on the End2End solution, could you talk a little bit about where you stand at the end of the year in terms of total number of sites or brands, I guess, and then total number of customers?

Mike Willoughby —PFSweb, Inc.—President & CIO

Sure. So, Mark, first off, when we talk about the totals that we have, we reference client programs just as a point of reference, which generally are defined as a program that is operating in a certain geography, for instance, like it is a US program versus, say, one in Europe, and it could be they are an End2End program, or it could be an eCommerce program that we are supporting a single silo or multiple silo type programs.

Mark Layton —PFSweb, Inc.—Chairman & CEO

We do that, Mark, simply because they’re almost like different businesses, different sites. Many of them have different contracts or states of works associated with them. So it is just easier for us, and then they have got implementation and decent staffing to them. So it’s just appropriate for us to quote them as client programs.

Mike Willoughby —PFSweb, Inc.—President & CIO

And generally it is aligned with the way that Demandware views their engagements as well. So if you were listening to a Demandware conference call and they quote the number of sites or programs that they are supporting, generally it’s kind of aligned with the way that works as well. So, if you look at the total number of programs that we’re currently operating that are live today, it is 60, 20 of which are End2End. So exactly 50% of them are currently End2End programs.

Mark Argento —Craig-Hallum Capital Group—Analyst

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

And then if you were to break that by how many brands, I guess, how many companies are you servicing, so maybe give me the average number of client programs per customer?

Mike Willoughby —PFSweb, Inc.—President & CIO

I’m sorry, Mark. What did you say (multiple speakers)?

Mark Argento —Craig-Hallum Capital Group—Analyst

What I’m trying to get it to is just figure out how many companies are you working with as well within. So you’ve got, I know, for instance the old Liz Claiborne brand, you’ve got three or four going there. I just try to better understand how many Company level relationships do you have or corporate relationships?

Mike Willoughby —PFSweb, Inc.—President & CIO

Yes, sure. First, let me make sure that the statistics are right. It is 60 total, 20 of which are End2End, which is 33% not half. Tom, the mathematician, is over here making sure our math is right. So the total number of companies — let me actually add them up for you, Mark, and come back with that.

Mark Argento —Craig-Hallum Capital Group—Analyst

Sure, sure.

Mike Willoughby —PFSweb, Inc.—President & CIO

I have the numbers right here in front of me, but let me add them up.

Mark Argento —Craig-Hallum Capital Group—Analyst

Sure. I got one for Tom then in the meanwhile. Tom, if you were to kind of try to quantify the impact from the Flash sales in the quarter and some of the incremental investment that you’re making, what do you think gross margins would’ve looked like? Would it have been a 26%, 27% level, I’m just trying to better gauge where when you get this thing kind of on plane what the gross margin looked like for that services business?

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

As we have kind of reported in the past, our targeted gross margin range is 25% to 30%. With some of the new larger clients that we have brought out over the last couple of years, it has been maybe a little bit on the lower end of that range. This past quarter we slipped a little bit below that, again, because of that higher cost of liquid promotional activities and just the high volumes we experienced during this period of time. I would say that, on a going forward basis, once we’re able to work through and properly operate the promotional volumes with our clients, that we would be somewhere in that 26% to 27% range overall. But, again, that is going to be dependent a little bit on new client activities as we go forward as well.

Mark Layton —PFSweb, Inc.—Chairman & CEO

We’ve discussed previously, Mark, I think the lifecycle that we see from a margin standpoint, and that we typically for the first quarter or two operate below the modeled gross margin for a client. And then we typically move into our targeted range thereafter and then over time can make 20 to 50 basis points of margin improvement through efficiencies that we get through the lifecycle of the contract.

Then the cycle follows again because we go back often in renewals through competitive review and other things that are there and at times have to make concessions on the renewal process. So we may actually move down a little bit on renewal, and then that same cycle of process improvement continues again. So it’s a win-win

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

situation for ourselves and our clients, but it does create a bit of a late margin model, if you will, if you look at where things are. So it’s why we have always kind of quoted that broad range of our hold being in that 25% to 30% range.

Mark Argento —Craig-Hallum Capital Group—Analyst

Okay. And then talk a little bit about the service fee guidance. You guys are looking at 20% growth. Clearly you have some customer churn in there. So, if we looked at kind of same-store sales growth, are you looking at a level similar to what you guys did this year, that 35% level, if we were to isolate the churn issue or help me think through the 20%?

Mike Willoughby —PFSweb, Inc.—President & CIO

So, if you’re talking on a same-store sales basis, I think it will be higher than the 20%. But, you’re in a situation where the numbers are larger, so the growth percentages tend to be suppressed because you’re dealing up a larger base from that end of it. So when you look at that 37% growth for the fourth quarter as an example and in our same-store basis year on year in there, I would not expect us to be in that range again this year. But you just never — it is hard to tell exactly how quick things are going to go and how successful programs may be with that in there. But I would expect you can see nice organic growth rate on a same-store basis that will exceed that 20%.

Mark Argento —Craig-Hallum Capital Group—Analyst

Gotcha. And then the pipeline, the $60 million and kind of RFP pipeline proposal is out. How do you see that number trending, just what is the activity out there in the marketplace?

Mike Willoughby —PFSweb, Inc.—President & CIO

Do you mean by vertical market, Mark?

Mark Argento —Craig-Hallum Capital Group—Analyst

Yes, I’m just trying to better understand kind of, are you seeing more requests for proposals, fewer or higher value? I am just trying to get a little color on the end market and what is going on?

Mike Willoughby —PFSweb, Inc.—President & CIO

I think what we’re seeing currently is an increase in interest from the CPG companies again. We’ve now seen a bit of a cycle where we announced the Procter & Gamble relationship. We saw an increase. We saw a bit of an increase last year, and then towards the end of this year in our current pipeline, we have once again seen sort of a spike in that. I’m not sure what to attribute the volatility of that to, but currently we’re seeing another one of those spikes where a significant amount of our pipeline is sort of in that category, which is very exciting to us as we’ve mentioned over the past few conference calls. We see it as a very high-growth opportunity in an area where we’ve got market leadership.

I would also say that we’re seeing a higher level in the health and beauty category this year than maybe over the past two years, which I think also indicates some growth potential there, and a little bit less in the fashion side, which has traditionally been our strongest vertical market. So, as we go forward, we may start to see health and beauty and CPG categories start to come up alongside the fashion as just as strong vertical markets.

I knew we’ve seen a couple of home and housewares opportunities come in and go out. It is still a challenging category, although we look at each opportunity as it comes along there.

Overall I would say that between the CPG companies coming into the market for the very first time looking to launch their very first eCommerce initiative and also the companies that are growing out of their current solution replatforming off of a smaller End2End provider or an in-house solution that just won’t scale, we’re still seeing the same level of overall interest as we’ve seen over the past couple of years, if not even a little bit more than that. It’s a very exciting time.

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

Mark Argento —Craig-Hallum Capital Group—Analyst

Sure. So the 60 programs you have currently in place, I think you guys mentioned in the press release and on the prepared remarks, they are going to add 10 to 15, launch 10 to 15 this year, and then three to six coming out of the base. So you guys will be somewhere probably in the mid-70s, maybe a little bit less than that, but 70 to 75ish, something like that, in terms of — I guess my math is a little off there — maybe a little bit below that, 70, we will call it, by the end of the year. And how many of the new 10 to 15 that are coming on are the End2Ends?

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

I would say the majority of them would be.

Mark Layton —PFSweb, Inc.—Chairman & CEO

Yes, the majority of the interest is in the End2End solution. Our marketing efforts are focused there. That seems to be where the appetite of the market is definitely at.

Mike Willoughby —PFSweb, Inc.—President & CIO

An earlier remark about the companies, although it is a little difficult because there are subsidiaries involved and different things like that, of those 60 programs, over 30 companies were represented.

Mark Layton —PFSweb, Inc.—Chairman & CEO

There’s 30 different company names, but in many cases it’s why we don’t quote this, it’s almost a completely different relationship. For example, we have a relationship with a name in Europe and a name in the US. We have had to market them differently, they are different contracts. So I’m not sure focusing on just names is the right deal, which is why we go back to the programs.

Mark Argento —Craig-Hallum Capital Group—Analyst

Sure. I’m just trying to better conceptualize how many umbrellas you guys are working with, I guess, is the best way to think of it. That’s all for me. Thanks, guys. Congrats. Good work.

Operator

Marco Rodriguez, Stonegate Securities.

Marco Rodriguez —Stonegate Securities—Analyst

I had just a quick clarification. I am not sure if I heard that correctly, but the Business and Retail Connect revenues for fiscal ‘12, did I hear $120 million to $130 million for the year; is that correct?

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

Yes. We’re currently forecasting about $120 million to $130 million in revenue in that business.

Mark Layton —PFSweb, Inc.—Chairman & CEO

For 2012.

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

Marco Rodriguez —Stonegate Securities—Analyst

For 2012. Okay. And then with the growth of obviously about 20% for services fees, I mean back of the envelope right here doing the math, topline year over year will decline, correct?

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

That’s correct, but, again, one of the things we are talking about here a little bit is the service fee equivalent component. So if you take a look at that service fee revenue, plus the gross profit dollar contribution from that Business and Retail Connect segment, you would still be in that approximately 20% growth range.

Marco Rodriguez —Stonegate Securities—Analyst

Okay. Then I was wondering in terms of the new client engagement that you have coming on in fiscal 2012 and the clients that are kind of winding down, if you will, can you give us a little bit better of a sense of how you see those engagements kind of coming online and how some of them kind of conclude from like a quarterly perspective or a semi-annual perspective?

Mark Layton —PFSweb, Inc.—Chairman & CEO

I think Mike alluded to Carter’s relationship. I think the plans in that right now on the fulfillment side are somewhere mid-year. But there’s a lot of work to be done, so the dates could fluctuate, and I think we’re working in concert with them.

So the exact timing of when that winds down is still gray, I guess, is the best way to put it as we go from there. I mean there are certainly target dates in mind, but there is a lot of work to be done, and we certainly want to work closely with them to ensure that there is no minimizing any interruptions in their business from that end of that.

You know, the other amounts in there, as I mentioned in my prepared comments, are more just a statement of due course of business. On an annual basis, we have client programs that conclude for various reasons whether it’s an acquisition or financial objectives change or maturing of the business. Mike mentioned the lifecycle we’ve traveled with Lancome over the years with that.

So we’re more making a statement in terms of due course and what we generally experience and expect to have happen with that. So the timing at this point in time is not really determinable. If I was forecasting it, probably the safe thing to do is just cut down the middle and kind of plan it out halfway through the year.

Mike Willoughby —PFSweb, Inc.—President & CIO

And then the new client implementations on the other side are just kind of go on throughout the year. We’ve just — already launched a couple of those new programs already this year and other contracts currently in process of being implemented, so.

Marco Rodriguez —Stonegate Securities—Analyst

Okay. So it kind of sounds like you’re not necessarily expecting any kind of wide swing on a quarterly basis based on any of the new client engagements or ones that are kind of tailing off. Is that correct?

Mark Layton —PFSweb, Inc.—Chairman & CEO

Repeat that for me again, Marco, will you, please?.

Marco Rodriguez —Stonegate Securities—Analyst

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

Yes. So, on the service fee side, it sounds like you are not expecting any kind of wild changes, if you will, on a quarterly basis through the year based on some of the new clients you have coming on and then also based on like, for example, Carter’s, which is starting to take some of its stuff in-house.

Mark Layton —PFSweb, Inc.—Chairman & CEO

Again, that’s why I say it’s a little hard for us to make a statement about that yet because this is hypothetical. If a client were to say July 1 transition date and all of it were to move on July 1, then it would have a quick sharp impact in terms of the reduction of the specific components of revenue that they move in that. More than likely, though, we typically in these planned type of things like this see a phased transition. So things may actually wind down in a certain business component over several months.

So, at this point, I can’t give you the timing with that, and it’s the same thing with new business revenue. We don’t recognize any service fee revenue until the client goes live through quality testing and so on and so forth. We might have a situation where revenue moves from one month to the next or one quarter to the next. So we have stayed away from trying to give too much quarterly information simply because of the fact that it is just almost impossible for us to predict it. So it’s much easier for us to give you a view for the year and have everyone focused on what our year objectives are and recognize that things because of all of the variability that we just discussed and the length of time involved in bringing clients out and for clients to wind down and those few situations do happen, that it’s just hard to pinpoint it into a three-month time period.

Marco Rodriguez —Stonegate Securities—Analyst

Fair enough. And then, Tom, you put some comments on the increase of the receivables on the balance sheet. Are you expecting that to reverse here in Q1, or can you help us understand that a little bit more?

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

Yes, in Q1 with obviously less of an impact of the holiday spike volumes that occurred during the December quarter, we are expecting both our service fee revenue, as well as our corresponding receivable activity, to decrease from where it was at the end of December, so.

Mark Layton —PFSweb, Inc.—Chairman & CEO

So it’s just a sequential from — it’s a seasonal decrease from Q4 to Q1. (multiple speakers) You’ll see that both from the balance sheet components and in our P&L components.

Marco Rodriguez —Stonegate Securities—Analyst

The receivables I mean is a pretty big sequential uptick. I mean even if I look at the year-over-year growth rates of our overall business, it’s still pretty high.

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

One of the things you need to look out there is, when you can’t just look at service fee revenues, you have to look at pass-thru revenues as well. Those pass-thru revenues are items like freight programs and other types of things that will be out there that we also bill to our clients on a pass-through basis.

So, if you take a look at the quarter ended December of 2011, the service fee revenue and pass-thru revenue was almost $47 million. Compared to 2010, it was about $30 million. So, you can see a 50% increase there in terms of total billings to our clients during the quarter, which corresponds to that receivable increase.

Marco Rodriguez —Stonegate Securities—Analyst

Okay. And one quick housekeeping item here, what was cash flow from operations for the year in CapEx?

Mark Layton —PFSweb, Inc.—Chairman & CEO

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

While he’s looking for that, Marco, do you have another question?

Marco Rodriguez —Stonegate Securities—Analyst

Yes, I was wondering if perhaps you can give us an update on the competitive environment, and then I will jump back in the queue.

Mark Layton —PFSweb, Inc.—Chairman & CEO

I will let Mike handle that.

Mike Willoughby —PFSweb, Inc.—President & CIO

Sure. So I would characterize the competitive environment similar to what we said last conference call, which is, there is a lot of dynamic changes going on in our marketplace. We mentioned last year the acquisition of GSI by eBay, which changed the landscape of our competitive environment somewhat primarily just because of the uncertainty that that created for what it means for GSI’s business model, and I would say that has not cleared up much in the marketplace. There’s still a lot of uncertainty about the direction that GSI is going.

So them being our primary competitors certainly in North America, I think that continues to be a benefit to us as we also continue to evolve our own service offering as well to include, especially to, include some of the agency type services that compete directly against their true action offering.

So that continues to be the case. We continue to see smaller regional providers in some of our deals, but we don’t see a lot of them gaining traction. You know, I do think that there is somewhat of an increase in the number of companies that are seriously considering having a different platform choice from their back-end choice. Sort of that master contracting approach where they would potentially choose to have a direct relationship with, say, the platform provider and then choose to have their back-end services from a different provider. This is kind of one of those things that swings back and forth year-to-year. Right now we’re seeing I think some companies that are seriously considering that.

So it’s possible over the next couple of years we might see some of those relationships like we have with L’Oreal, for instance, where they may have a direct relationship with Demandware or some other platform, and we have ramped all of rest of our End2End services around to create an End2End feeling solution. And that’s maybe a bit of a trend that we’re seeing right now that affects our competitive landscape. But I would say we’re really looking at similar environments we’ve seen over the past year.

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

And, Marco, this is Tom. So, from a cash flow standpoint, the net cash used in operating activities for 2011 was approximately $1 million, and then on top of that, we had purchases, property and equipment of approximately $7.5 [million].

Operator

Glenn Primack, PEAK6.

Glenn Primack —PEAK6—Analyst

Good morning. I have a couple of other quick questions. Last year, Mark, you talked about an opportunity maybe to get consulting fees on just the whole eCommerce area and the fact that more consumers using iPads and mobile phones, and you had a few people within your organization that could probably do that type of thing. Is there any traction on that yet, or is that still in development?

Mark Layton —PFSweb, Inc.—Chairman & CEO

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

Well, it is in development. There’s traction, but it is in development, Glenn. The one area that we are focusing priority attention on right now is the multichannel facet of that where we can facilitate transactions between stores or between the various channels that exist out there whether it is store to store or store to Web, store to different provider and things along that end of it from there. So that is where our focus of development is after that, and it’s going to be a little time yet before that is something that is available. It’s pretty complex in terms of the piece of it from there. And that will incorporate some mole technology and capability within it when it comes out from that standpoint from there.

So we’ve got — we do have a rather detailed business plan that has been completed around our objectives in this area that kind of lay out our strategies and where we want to go over the next three or four years. We are making progress, but we’re still not yet at a point to making an announcement on the availability of a product there.

Glenn Primack —PEAK6—Analyst

Okay. And then similar to demand well within their roadshow, they would say, well, beginning in program, that year two there is always an improvement versus year one? And, as I look at your programs coming through in 2012 when you’re going to have more customers heading into 2013, is it safe to assume without — not looking for guidance, but does that 2013 the margins that could hold that you have more companies coming through that pipeline that are in a year two that your marches ought to be better in 2013 versus 2012?

Mark Layton —PFSweb, Inc.—Chairman & CEO

It is certainly our objective that margins improved this year from where they were last year, not only for the reasons that you described, but also for some of the improvements and the challenges that we’ve discussed related to some of the inefficiencies we experienced with this high promotional activity that we’re making a lot of investments ourselves to try to make sure that going forward we can handle that a lot better from that end of things in there.

The only impact going back the other direction, though, is mix. We have some — a couple of large client deals that were signed in 2011 that are around below our — a little bit below our range expectations in that. And so, as those programs begin to grow, they will have some pull in the opposite direction of that. And so — and I then overlay all of that with the conversation I already had about the lifecycle of clients margins, things that are in there, and we are kind of right back to the same range of our goal of about 25% to 30%.

Glenn Primack —PEAK6—Analyst

Okay. And then lastly regarding the, I guess, similarities, differences between the Demandware and your model, although you are pretty tightly tied to the hip. When their customers kind of underestimate what’s going to run through their network, they get an overage in the fourth quarter, mainly the fourth quarter. Is that something that you can’t go back if one of your customers with the Flash and everything else and you get, like, this monster ramp and your reliability in terms of fulfilling has reached some threshold but you can’t collect any more revenue off of that, is that — ?

Mark Layton —PFSweb, Inc.—Chairman & CEO

It’s an individual client type of scenario in there. I mentioned it’s one of the components we are looking to better define our client agreements around these types of things in there. I think previously it would have been hard to predict that you could introduce a promotion that would suddenly — this whole concept of going viral and the impact of it, that suddenly pops out a 20X increase in average daily volume. And it’s an interesting phenomenon to study the whole Flash sale piece because there is a risk that we condition consumers to wait for the Flash sale and that the standard deviation between the peaks and the valleys only grows, which heightens the challenges that we’re discussing. So that leads us back to wanting to ensure that our understanding with our clients and the language that we have in our contracts speaks to the subject and will allow us more flexibility to define with each other how the financial dynamics would work in the cases when these things get outside the scope of what we both expected and planned and forecasted for.

Glenn Primack —PEAK6—Analyst

Okay. But if you kind of get that mastered, that’s a big differentiator. I mean I can only imagine kind of the Chinese fire drill on those flash deals from the back-end perspective.

Mark Layton —PFSweb, Inc.—Chairman & CEO

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

That’s well said. You can only imagine. But, yes, you are correct. We think it is an important part of the industry segment going forward, and those of us who can master ways to have it be a win-win financially for both our clients and ourselves own a very significant competitive tool.

Glenn Primack —PEAK6—Analyst

Okay. And will you guys be having a booth in Chicago at the eRetail or whatever that tradeshow is?

Mark Layton —PFSweb, Inc.—Chairman & CEO

We will have a presence there. I don’t know if that’s one of the shows that we will be exhibiting in. But we will be there.

Glenn Primack —PEAK6—Analyst

Okay. That’s it.

Operator

(Operator Instructions) George Walsh, Gilford Securities.

George Walsh —Gilford Securities—Analyst

Congratulations on the quarter and the year. Nicely done. I was just wondering, Tom, the depreciation and amortization looks like it ran about $6.3 million for 2011. Do you have a basic number given the CapEx in the new facility that you are looking at for 2012?

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

It will be quite a bit higher because of the new facilities, plus the capital expenditures. Some of it is still an estimate at this time because we’re not exactly sure what will all be needed from a new client growth standpoint, what types of new clients will come on board, what infrastructure will be necessary to support them. But we did have a higher level of capital expenditure play in the latter half of 2011, of which we would’ve only had some incremental depreciation expense, and then, on top of that, we will have this incremental step into new facilities. So I would expect a relatively sizable jump between years, but it’s hard to predict exactly what that is until we get the requirements from a new client standpoint.

George Walsh —Gilford Securities—Analyst

Well, it sounds like something that would be over $8 million. I mean is it $8 million to $9 million plus?

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

Definitely we have got over $8 million.

George Walsh —Gilford Securities—Analyst

Okay. And with these facilities and what you’re talking about, is a lot of this — is it straight line or very front-end loaded with the depreciation?

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

Most of the assets that we are going to be depreciating with the facilities are things that are tied into the long-term facilities themselves. Some most of them will be amortized over close to a 10-year period, which is leased. There will be some items that have shorter depreciation terms but, on an overall basis, it will be probably an eight- to nine-year type average depreciation, so.

Mark Layton —PFSweb, Inc.—Chairman & CEO

A couple of years ago there was change in the accounting requirements related to this. Previously this would not have been a balance sheet item because it is included as rent. But changes in accounting rules a couple of years ago, this is the first large property lease we have done with that now that requires us to report the finish out, if you will. So this is the walls and the carpet, all the things that are in the interior of the building as an asset and depreciated over the life of the lease. So it’s a bit odd in terms of historically how we have looked at things.

George Walsh —Gilford Securities—Analyst

Okay. But as far as your EBITDA going forward, cash flow, you’re going to be operating at a higher depreciation level going forward, period, right?

Mark Layton —PFSweb, Inc.—Chairman & CEO

Right.

Tom Madden —PFSweb, Inc.—CFO & Chief Accounting Officer

Correct.

George Walsh —Gilford Securities—Analyst

So this cash flow is going to be sustainable for a while. Okay. And just had a question about as your successful with clients and they move things in-house, as you mentioned there with Carter’s, is there anything in the model where you guys can become more part of that in-house movement in a more permanent basis on a consultancy?

For instance, I guess with like Demandware, they continue using the software, I presuming, if it moves in-house. Is there anything where you guys are putting them on a really good learning curve on this stuff? There’s a lot of consultancy. It’s more than just the facilities. Is there anything in the model, you think, going forward where you can be part of an in-house team on a consulting basis or something?

Mike Willoughby —PFSweb, Inc.—President & CIO

Absolutely. In fact, we don’t believe that it is inherently a situation where the entire program would necessarily be in-sourced with the clients that are experiencing this maturity. It’s likely that it’s going to be the most commodity type services that transition first. For instance, we’ve mentioned Carter’s with their fulfillment. Since they are a very large company, well over $1 billion in total sales with an established brick-and-mortar retail presence, they have even today a large fulfillment center. They announced in their latest conference call that they’re expanding that fulfillment center and taking on a brand-new lease, and it just makes sense to them to try to fold in the Direct to Consumer capability into this new facility that they are creating. And from their perspective, they view that as kind of a commodity type operation, and as they are growing larger and larger, they looked at the margin that they’re paying us to operate that in view that they can take that in and add that to their bottom line.

It doesn’t necessarily mean that some of the other components of the service offering like platform and especially some of the agency type services like interactive marketing, web development activities, those sort of things can’t continue either for a time or for on a long-term basis.

And it leads directly to the point that Mark made earlier that we are looking to evolve our service offering more and more to the type of higher-margin services and higher-value services that aren’t so easily commoditized that would lend themselves to an ongoing relationship like you described where they continue to utilize us for, say, web development, mobile development, marketing services, potentially the high touch call center, which is a more difficult thing to sort of commoditize and bring in-house. And some of those services, I think, could easily continue to be provided on a silo type basis while the customer operate some of the other things in-house, and you have this joint operation.

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

And that’s very much the type of relationship we have, for instance, with L’Oreal where they are in-sourced with the platform, they are in-sourced with certain services, or some of our other relationships like LEGO is also another case in point where we do certain things for them, and that is a long-term relationship because they view some things as core competency and are willing to have us do other things on a long-term basis.

George Walsh —Gilford Securities—Analyst

Yes, because I think it speaks to the — if I may say something, it speaks to the valuation question here, and maybe a bit more of a — in the analysis or appreciation of the services and consulting revenues. Because if you look at valuations, I mean last year GSI, according to my calculation of it, it looks like that went out at about 2 times of service revenues. You look at the valuation on Demandware where it was multiples, multiples of revenue, and you guys, if you go with this service equivalent revenue, you’re at less than 50% of revenues. And you are growing these areas and there are — and it is a vastly growing. All you guys are in the same space and even servicing the same clients, and there’s quite a vast difference in valuation and maybe there’s not quite the proper appreciation of the consultancy services side. I know everything is not apples to apples here, but for serving a dynamic space that you’re all servicing and growing, there seems to be something of a, let’s say, not an efficient market in the pricing relative to that.

Mark Layton —PFSweb, Inc.—Chairman & CEO

We would agree with that.

George Walsh —Gilford Securities—Analyst

Okay. Well, I just want to put that in there. Okay. Thanks a lot.

Mark Layton —PFSweb, Inc.—Chairman & CEO

Thank you.

Operator

I’m showing no further questions at this time, sir.

Mark Layton —PFSweb, Inc.—Chairman & CEO

Thank you, everyone, for your time. We will talk to you again in May. Have a great day.

Operator

This concludes today’s conference call. You may now disconnect.

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MARCH 22, 2012 / 03:00PM GMT, PFSW - Q4 2011 PFSweb, Inc. Earnings Conference Call

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